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                                                                     EXHIBIT 3.1

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                INTERVIDEO, INC.
                            (a Delaware corporation)


                                    ARTICLE I

     The name of the corporation is InterVideo, Inc.


                                   ARTICLE II

     The address of the corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.


                                   ARTICLE III

     The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


                                   ARTICLE IV

          (a) (i) This corporation is authorized to issue two classes of shares to be designated respectively Preferred Stock, par value $0.001 per share ("Preferred") and Common Stock, par value $0.001 per share ("Common"). The total number of shares of Preferred this corporation shall have authority to issue is 13,000,000 and the total number of shares of Common the corporation shall have authority to issue is 25,000,000.

               (ii) The Preferred authorized by this Certificate of Incorporation shall be issued in one or more series. The first series of Preferred shall be designated Series A Preferred Stock (the "Series A Preferred") and shall consist of Five Million (5,000,000) shares. The second series of Preferred shall be designated Series B Preferred Stock (the "Series B Preferred") and shall consist of One Million (1,000,000) shares and the third series of Preferred shall be designated Series C Preferred Stock (the "Series C Preferred") shall consist of Two Million (2,000,000) shares, and the fourth series of Preferred shall be designated Series D Preferred Stock (the "Series D Preferred") and shall consist of Five Million (5,000,000) shares. The shares of each series of Preferred have the rights, preferences, privileges and restrictions set forth in paragraph (b) below. The Board of Directors is authorized to fix the number of shares of any other series, and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any such series of Preferred, and, within the limitations and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any such series, to increase or

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decrease (but not below the number of shares of such series then outstanding)
the number of shares in any such series subsequent to the issue of shares of that series.

          (b) The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective classes and series of the shares of capital stock or the holders thereof are as follows:

     Section 1. General Definitions. For purposes of this Article, the
     ---------  -------------------
following definitions shall apply:

     A. "Junior Shares" shall mean all Common and any other shares of this
        ---------------
corporation other than the Preferred.

     B. "Subsidiary" shall mean any corporation at least 50% of whose
         -----------
outstanding voting shares shall at the time be owned by the corporation and/or one or more of such subsidiaries.

     Section 2. Dividend Rights of Preferred. The holders of the Preferred shall
     ---------  ----------------------------
be entitled to receive, out of any funds legally available therefor, cash dividends in the amount of (i) $.005 per share on each outstanding share of Series A Preferred, (ii) $.025 per share on each outstanding share of Series B Preferred, (iii) $.20 per share on each outstanding share of Series C Preferred and (iv) $0.32 per share on each outstanding share of Series D Preferred payable in preference and priority to any payment of any dividend on Junior Shares, when, if and as declared by the Board of Directors. The right to such dividends on the Preferred shall not be cumulative, and no right shall accrue to holders of Preferred by reason of the fact that dividends on such shares are not declared or paid in any prior year.

     In the event that the corporation shall have declared and unpaid dividends outstanding immediately prior to, and in the event of, a conversion of Preferred (as provided in Section 5 hereof), the corporation shall pay in cash to the holder(s) of the Preferred subject to such conversion, the full amount of any such dividends.

     Section 3. Liquidation Preference.
     ---------  ----------------------

          (a) In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, the holders of the Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Junior Shares by reason of their ownership thereof, (i) the amount of $.05 per share for each share of Series A Preferred then held by them, (ii) the amount of $0.25 per share for each share of Series B Preferred then held by them, (iii) the amount of $2.00 per share for each share of Series C Preferred then held by them and (iv) the amount of $4.00 per share for each share of Series D Preferred then held by them and, in addition, an amount equal to all declared but unpaid dividends on each of the respective series of Preferred. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred shall be insufficient to permit the payment of the full preferential amount to such holders, then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Preferred in

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proportion to the respective preferential amounts fixed for such series upon a liquidation, dissolution or winding up of the corporation. After full payment has been made to the holders of the Preferred of the foregoing amounts to which they shall be entitled, the holders of Junior Shares and the Preferred shall share pro rata in all remaining assets of the corporation on a share for share basis.

          (b) For purposes of this Section 3, a liquidation, dissolution or winding up of the corporation shall be deemed to be occasioned by, or to include, the corporation's sale of all or substantially all of its assets, or the acquisition of the corporation by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of the corporation for securities or consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary.

          (c) For purposes of this Section 3, if the distributions or consideration received by the shareholders of the Corporation is other than cash, its value will be deemed to be its fair market value as determined in good faith by the Board of Directors of the Corporation. In the case of publicly traded securities listed on an exchange, fair market value shall mean the average last closing sale price as reported by such exchange or by a consolidated transaction reporting system for the five-day period immediately preceding the date of such distribution. In the case of publicly traded securities not listed on an exchange, fair market value shall mean the average last closing bid price as reported by the National Association of Securities Dealers Automatic Quotation System, Inc. or such successor or similar organization, for the five-day period immediately preceding the date of such distribution.

     Section 4. Redemption.
     ---------  ----------

     The shares of Preferred are not redeemable in whole or in part.

     Section 5. Conversion. The holders of Preferred shall have conversion
     ---------  ----------
rights as follows (the "Conversion Rights"):

          (a)  Right to Convert. Each share of Preferred, at the option of its
               ----------------
holder, at the office of the corporation or any transfer agent for the Preferred, at any time after the date of issuance of such share, shall be convertible into such number of fully paid and nonassessable shares of Common as is determined by dividing (i) $.05 for each share of Series A Preferred, (ii) $0.25 for each share of Series B Preferred, (iii) $2.00 for each share of Series C Preferred, and (iv) $4.00 for each share of Series D Preferred, by the Conversion Price in effect at the time of the conversion. The initial Conversion Price shall be (i) .1136 for each share of Series A Preferred per share of Common, (ii) .5682 for each share of Series B Preferred per share of Common,
(iii) 4.545 for each share of Series C Preferred per share of Common, and (iv)
9.091 for each share of Series D Preferred per share of Common. Such initial Conversion Price shall be subject to adjustment as hereinafter provided.

          (b)  Automatic Conversion. Each share of Preferred automatically shall
               --------------------
be converted into shares of Common at the then effective Conversion Price on the effective date of a firm commitment underwritten public offering pursuant to an effective registration statement under

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the Securities Act of 1933, as amended, covering the offer and sale of Common for the account of the corporation to the public, provided that the aggregate gross proceeds to the Company are $5,000,000 or more.

          (c)  Mechanics of Conversion. No fractional shares of Common shall be
               -----------------------
issued upon conversion of any share of Preferred. In lieu of any fractional share to which the holder would otherwise be entitled (after aggregating all shares into which shares of Series A Preferred held by such holder could be converted), the corporation shall pay cash equal to such fraction multiplied by the then fair market value of the Common, as determined by the Board of Directors. Before any holder of Preferred shall be entitled to convert the same into full shares of Common, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Preferred, and shall give written notice to the corporation at such office that he elects to convert the same. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred, a certificate or certificates for the number of shares of Common to which he shall be entitled, together with a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred to be converted, or in the case of automatic conversion, on the effective date of the offering as provided in Section 5(b) above, and the person or persons entitled to receive the shares of Common issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common on such date.

          (d)  Adjustment for Stock Splits and Combinations. If the corporation
               --------------------------------------------
at any time or from time to time effects a subdivision of the outstanding Common, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased, and conversely, if the corporation at any time or from time to time combines the outstanding shares of Common, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(d) shall become effective at the close of business on the date the subdivision or combination becomes effective. Notwithstanding the foregoing, the Conversion Price shall undergo no further adjustment in connection with the reverse stock split effected pursuant to the Agreement and Plan of Merger of InterVideo, Inc. a Delaware corporation and InterVideo, Inc., a California corporation, dated _______, 2002.

          (e)  Adjustment for Certain Dividends and Distributions. In the event
               --------------------------------------------------
the corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common entitled to receive, a dividend or other distribution payable in additional shares of Common, then and in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common issued and outstanding immediately prior to the time of such issuance on the close of business on such record date, and (2) the denominator of which shall be the total number of shares of Common issued and outstanding immediately prior to the time of such issuance on the close of business on such record date, plus the number of shares of Common issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed

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therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 5(e) as of the time of actual payment of such dividends or distributions.

          (f)  Adjustments for Other Dividends and Distributions. In the event
               -------------------------------------------------
the corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common entitled to receive, a dividend or other distribution payable in securities of the corporation other than shares of Common, then and in each such event provision shall be made so that the holders of the Preferred shall receive upon conversion thereof, in addition to the number of shares of Common receivable thereupon, the amount of securities of the corporation which they would have received had their Preferred been converted into Common on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period, under this Section 5(f) with respect to the rights of the holders of Preferred.

          (g)  Adjustments for Reclassification, Exchange and Substitution. If
               -----------------------------------------------------------
the Common issuable upon the conversion of the Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or a stock dividend or a reorganization, merger, consolidation or sale of assets, as provided for elsewhere in this Section 5), then and in any such event each holder of Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common into which such shares of Preferred might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

          (h)  Certificate as to Adjustments. Upon the occurrence of each
               -----------------------------
adjustment or readjustment of the Conversion Price pursuant to this Section 5, the corporation at its expense promptly shall compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred.

          (i)  Notices of Record Date. In the event that the corporation shall
               ----------------------
propose at any time:

               (1) to declare any dividend or distribution upon its Common, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

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               (2) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

               (3) to effect any reclassification or recapitalization of its outstanding Common involving a change in the Common; or

               (4) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

               then, in connection with each such event, the corporation shall send to the holders of the Preferred:

               (1) at least ten (10) days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights and a description thereof (and specifying the date on which the holders of Common shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (3) and (4) above; and

               (2) in the case of the matters referred to in (3) and (4) above, at least ten (10) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common shall be entitled to exchange their Common for securities or other property deliverable upon the occurrence of such event).

          Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Preferred at the address for each such holder as shown on the books of the corporation.

     Section 6. Voting Rights.
     ---------  -------------

          (a)  General. Except as otherwise required by law on this Section 6,
               -------
each share of Common issued and outstanding shall have one vote and each share of Preferred issued and outstanding shall have the number of votes equal to the number of whole Common shares into which the Preferred is convertible (after aggregating all shares of Preferred held by a holder), as adjusted from time to time pursuant to Section 5 hereof.

          (b)  Voting for the Election of Directors. Voting together as a
               ------------------------------------
separate class, the holders of the shares of Series C Preferred shall be entitled to elect one (1) director of the corporation, and the holders of the shares of Common, Series A Preferred, Series B Preferred, and Series D Preferred, voting together, shall be entitled to elect the balance of the directors of the corporation at each election of directors. In the case of any vacancy in the office of a director occurring among the directors elected by the holders of either the Series C Preferred or by the holders of the Common, Series A Preferred, Series B Preferred and Series D Preferred (for purposes of this
Section 6(b)), the vacancy shall be filled by the vote of the holders of a majority of the shares of such class or classes of stock. Any director who shall have been elected by the holders of either the Series C Preferred, or the Common, Series A Preferred, Series B Preferred, and the Series D Preferred, may be removed during the term of office, either with or without cause by, and only by,

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the affirmative vote of the holders of the shares of such class or classes of stock who elected such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of such class or classes of stock represented at such meeting (provided a quorum of such holders is present) or pursuant to such written consent.

     Section 7. Covenants. In addition to any other rights provided by law, so
     ---------  ---------
long as any shares of Preferred shall be outstanding, this corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of such outstanding shares of Preferred voting as a class (except in the case of Sections 7(a), (b) and (d) below, of the holders of not less than a majority of such outstanding shares of the series affected):

          (a) amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation or Bylaws, if such action would adversely alter or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, such series of Preferred;

          (b) authorize or issue shares of any class or series having any preference or priority as to dividends or assets superior to or on a parity with the existing series of Preferred;

          (c) pay or declare any dividend on any Junior Shares (except dividends payable solely in shares of Common Stock) while the Preferred remains outstanding;

          (d) reclassify any securities into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of any series of Preferred;

          (e) merge, consolidate or reorganize with any other corporation (except for a merger or consolidation after the consummation of which the shareholders of the Corporation own in excess of 51% of the voting securities of the surviving corporation or its parent corporation);

          (f) liquidate or sell or convey or otherwise dispose of all or substantially all of the property or business of this Corporation or any subsidiary of this Corporation (other than pursuant to a banking transaction in the ordinary course of business); or

          (g)  effect any recapitalization.

     Section 8. Consent for Certain Repurchases of Common Stock Deemed to
     ---------  ---------------------------------------------------------
Distributions. Each holder of an outstanding share of Preferred shall be deemed
-------------
to have consented, for purposes of Section 502, 503 and 506 of the General Corporation Law, to distributions made by the corporation in connection with the repurchase of shares of Common issued to or held by employees or consultants upon termination of their employment or services pursuant to agreements providing for the right of said repurchase between the corporation and such persons.

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     Section 9. Residual Rights. All rights accruing to the outstanding shares
     ---------  ----------------
of the corporation not expressly provided for to the contrary herein shall be vested in the Common.


                                    ARTICLE V

     The number of directors that constitutes the entire Board of Directors of the corporation shall be determined in the manner set forth in the Bylaws of the corporation. Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director.


                                   ARTICLE VI

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the corporation is expressly authorized to adopt, amend or repeal the Bylaws of the corporation.


                                   ARTICLE VII

     The election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.


                                  ARTICLE VIII

          (a) Limitation of Director's Liability. To the fullest extent permitted by the General Corporation Law of Delaware as the same exists or may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

          (b) Indemnification of Directors and Officers. To the fullest extent permitted by applicable law, the corporation is authorized to provide indemnification of, and advancement of expenses to, directors, officers, employees, other agents of the corporation and any other persons to which the General Corporation Law of Delaware permits the corporation to provide indemnification.

          (c)  Repeal or Modification. Any repeal or modification of this
Article VIII, by amendment of such section or by operation of law, shall not adversely affect any right or protection of a director, officer, employee or other agent of the corporation existing at the time of, or increase the liability of any such person with respect to any acts or omissions in their capacity as a director, officer, employee, or other agent of the corporation occurring prior to such repeal or modification.


                                   ARTICLE IX

     The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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     IN WITNESS WHEREOF, InterVideo, Inc. has caused this Restated Certificate of Incorporation to be signed by the President and Chief Executive Officer of the corporation on this 3rd day of May 2002.


                                       By:  /s/ Steve Ro
                                           -----------------------------------
                                           Steve Ro
                                           President and Chief Executive Officer

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